SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2007

THE THAXTON GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-27086	57-0669498
(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Pageland Highway, Lancaster, South Carolina	29720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 285-4337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities and Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Directors

On April 25, 2007, the Board of Directors of The Thaxton Group, Inc. (the “Company”) elected two new directors to the Board of the Company. These directors were designated to serve by the Official Committee of Unsecured Creditors of the Company(the “Committee”). The directors elected were:

Adam S. Moskowitz. Mr. Moskowitz is the sole director, president and manager of ASM Capital and is responsible for the trading decisions of the funds. Mr. Moskowitz is primarily responsible for research and analysis of potential portfolio investments. Mr. Moskowitz has considerable experience as an analyst in both the equity and fixed income markets. Prior to forming ASM Capital in 2000, Mr. Moskowitz was from August 1997 to December 1999 a vice president and investment manager at Argo Partners, a private investment banking organization and principal investor in distressed situations. Prior to Argo, Mr. Moskowitz was a managing director at BDS Securities, a firm specializing in the research and trading of distressed securities. ASM holds an aggregate of approximately $23.4 million of claims in the bankruptcy of the Company and its affiliates.

David N. Vannort. Mr. Vannort is a consultant associated with HGH Associates, LLC (“HGH”), a financial consulting firm specializing in bankruptcy and litigation matters. HGH, with Mr. Vannort’s assistance, is currently serving as a financial consultant to the Committee. Prior to joining HGH, from 1998 – 2003, Mr. Vannort provided independent consulting services with an emphasis on litigation, bankruptcy, business acquisitions, and similar matters. From 1996 – 1998, Mr. Vannort was the Vice-President of Corporate Compliance at SCANA Corporation, a Fortune 500 company headquartered in Columbia, South Carolina, that is engaged in regulated electrical and natural gas utility operations and other energy-related businesses. Prior to joining SCANA, Mr. Vannort began his career and accumulated over 30 years experience at Deloitte & Touche, LLP, providing a wide range of accounting, auditing, SEC and consulting services to a variety of businesses. As indicated above, Mr. Vannort, through HGH, has served as a financial consultant to the Committee. Pursuant to the Bankruptcy Code, the fees of HGH have been, and continue to be, paid by the Company.

Messrs. Robert R. Dunn; John E. Haas and Larry W. Singleton also continue to serve as directors of the Company.

In addition, all five of these individuals were elected to serve as directors of the Company’s wholly owned subsidiary, Southern Management Corporation. Previously, Mr. Dunn had been the sole director of Southern Management Corporation.

Mr. Robert R. Dunn will continue to serve as the sole director all of the other subsidiaries of the Company.

The Board of Directors of the Company has two standing committees: the Compensation and Governance Committee comprised of Messrs. Haas and Moskowitz and the Audit Committee comprised of Messrs. Singleton and Vannort.

All of the above directors, except for Mr. Dunn, will be paid for their service as directors as follows:

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1. A quarterly Board fee of $5,000 per quarter;

2. A Board meeting fee of $1,000 for an in-person meeting and $500 for a telephonic meeting; and

3. A Committee meeting fee of $500 per committee meeting whether in person or by telephone.

Directors are also reimbursed for their reasonable costs incurred for their attendance at the meetings.

In addition, each director has entered into an agreement with the Company relating to indemnification and the advancement of expenses in substantially the form filed herewith. Each director has also entered into a substantially similar agreement with Southern Management Corporation.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Form of Agreement regarding indemnification of Directors and advancement of expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE THAXTON GROUP, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn
President, Chief Executive Officer and Chief Restructuring Officer

Dated: May 1, 2007

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